UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2019

Multi-Color Corporation

(Exact name of registrant as specified in its charter)

Ohio	0-16148	31-1125853
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4053 Clough Woods Dr.

Batavia, Ohio 45103

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (513) 381-1480

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On February 24, 2019, Multi-Color Corporation, an Ohio corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with W/S Packaging Holdings, Inc., a Delaware corporation (“Parent”), and Monarch Merger Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent (“Sub”). The Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement have been unanimously approved by the Company’s board of directors (the “Company Board”). Parent and Sub are affiliates of Platinum Equity, a Beverly Hills-based private equity firm (“Platinum”).

Merger. The Merger Agreement provides for the merger of Sub with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

Merger Consideration. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share (a “Share”) of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by Company shareholders who have not voted in favor of the adoption of the Merger Agreement and have complied with the provisions of the Ohio General Corporation Law (the “OGCL”) concerning the right of holders of Shares to require payment of fair cash value of their Shares in accordance with the provisions of Section 1701.85 of the OGCL and (ii) Shares that are held in the treasury of the Company or owned of record by any wholly-owned subsidiary of the Company, Parent or any wholly-owned subsidiary of Parent) will be converted into the right to receive $50.00 per Share in cash (the “Merger Consideration”), without interest, less any applicable withholding taxes.

Treatment of Outstanding Equity Awards. The Merger Agreement provides that:

•

immediately prior to the Effective Time, each outstanding option to purchase Shares granted pursuant to a Company equity plan will be fully vested and at the Effective Time will be automatically cancelled, and each holder of a cancelled Company option will be entitled to receive a payment in cash in an amount equal to the product of (i) the total number of Shares subject to the cancelled Company option (whether vested or unvested), multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to the cancelled Company option, without interest; provided, however, that any such Company option with respect to which the exercise price per Share is greater than or equal to the Merger Consideration will be cancelled in exchange for no consideration upon the Effective Time;

•

immediately prior to the Effective Time, each outstanding award of restricted stock units with respect to Shares, including performance-based restricted stock units, granted pursuant to a Company equity plan, will be fully vested, with applicable performance goals deemed to have been satisfied at the target level of performance, and at the Effective Time will be automatically cancelled and converted into the right to receive a payment in cash in an amount equal to the sum of (i) the product of the Merger Consideration multiplied by the number of Shares subject to each such award, without interest, and (ii) the dividend equivalents accrued on such award prior to the closing date; and

•

immediately prior to the Effective Time, each restricted stock award under a Company equity plan (each a “Restricted Stock Award”), will be fully vested and the restrictions thereon will lapse, and at the Effective Time will be automatically cancelled and converted into the right to receive a payment in cash in an amount equal to the sum of (i) the product of the Merger Consideration multiplied by the number of Shares subject to such Restricted Stock Award, without interest, and (ii) the dividends accrued on such Restricted Stock Award prior to the closing date.

Any payments made in respect of the Company’s outstanding equity awards will be subject to any required tax withholding and made as promptly as practicable after the Effective Time (but no later than the first payroll date that is at least ten business days after the Effective Time).

Closing Conditions. The consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the adoption of the Merger Agreement by the affirmative vote of the Company shareholders entitled to exercise a majority of the voting power (the “Requisite Shareholder Approval”), (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of required antitrust approvals and clearances in the European Union, Mexico and South Africa and (iii) other customary closing conditions. The consummation of the Merger is not subject to a financing condition.

Representations, Warranties and Covenants. The Merger Agreement contains representations, warranties and covenants of the Company, Parent and Sub. These covenants include an obligation of the Company and each of its subsidiaries to, subject to certain exceptions, from the date of the Merger Agreement through the Effective Time, (i) use reasonable best efforts to conduct its operations in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers and employees, and preserve its present relationships with material customers, suppliers, distributors, licensors and licensees and governmental entities and other persons having material business relationships with it.

Non-Solicitation; Change of Recommendation. The Merger Agreement generally prohibits the Company’s solicitation of third-party offers or proposals relating to the direct or indirect acquisition or purchase of an interest in assets representing more than 20% of the consolidated assets of the Company and its subsidiaries, taken as a whole, or 20% of the issued and outstanding Shares (a “Competing Proposal”), and restricts the Company’s ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to any Competing Proposal, in each case, subject to certain limited exceptions. The Merger Agreement also contains covenants that require, subject to certain limited exceptions, (i) the Company to file a proxy statement with the United States Securities and Exchange

Commission (the “SEC”) and call and hold a shareholder meeting and (ii) the Company Board to recommend that the Company’s shareholders adopt the Merger Agreement. However, at any time prior to the receipt of the Requisite Shareholder Approval, the Company Board is permitted, after following certain procedures set forth in the Merger Agreement, to change its recommendation to the Company’s shareholders, and, if so desired by the Company Board, terminate the Merger Agreement in order to cause the Company to concurrently enter into a definitive agreement with respect to a Competing Proposal, if prior to taking such action and subject to certain conditions, a bona fide written Competing Proposal is made after the date of the Merger Agreement that did not result from a breach of the non-solicitation provision of the Merger Agreement that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is a Superior Proposal (as defined in the Merger Agreement) and the failure to change its recommendation to the Company’s shareholders would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The Company Board may also change its recommendation, after following certain procedures set forth in the Merger Agreement, in response to an Intervening Event (as defined in the Merger Agreement) if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to change its recommendation to the Company’s shareholders would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Notwithstanding any such change of recommendation, unless the Merger Agreement has been terminated in accordance with its terms, the Company must submit the Merger Agreement to its shareholders at a special meeting for the purpose of obtaining the Requisite Shareholder Approval.

Termination; Termination Fees. The Merger Agreement also provides for certain termination rights for both the Company and Parent. The Company is obligated to pay Parent a $36,200,000 termination fee in certain circumstances, including:

•

if Parent terminates the Merger Agreement if (i) the Company Board fails to recommend in the Company’s proxy statement that Company shareholders adopt the Merger Agreement or changes its recommendation, (ii) a Competing Proposal is made public and the Company Board does not, within ten business days after Parent’s written request, publicly reaffirm the Company Board’s recommendation that Company shareholders adopt the Merger Agreement or (iii) a person unaffiliated with Parent commences a tender offer or exchange offer relating to Company Common Stock and the Company has not sent to its shareholders, within ten business days after such tender offer or exchange offer is first published, sent or given to the Company’s shareholders, a statement reaffirming the Company Board’s recommendation that Company shareholders adopt the Merger Agreement and recommending that Company shareholders reject such tender or exchange offer;

•

if, among other things, a Competing Proposal (substituting 50% for each reference to 20% in the definition of Competing Proposal) (a “Qualifying Transaction”) was (i) publicly disclosed (whether or not withdrawn) or (ii) bona fide and otherwise made known to the Company Board (and not withdrawn), in each case, before the completion of the Company shareholder meeting (or prior to the termination of the

Merger Agreement if there has not been a Company shareholder meeting), and thereafter the Merger Agreement is terminated (either because the Company’s shareholders do not approve the Merger Agreement at the shareholder meeting or because the Merger has not been consummated on or before August 24, 2019), and within 12 months of such termination, the Company enters into a definitive agreement to consummate, or consummates, a Qualifying Transaction (whether or not such Qualifying Transaction is the same Qualifying Transaction referred to above) and such Qualifying Transaction is subsequently consummated; and

•

if concurrently with the termination of the Merger Agreement by the Company, the Company enters into a definitive agreement with a third party with respect to a Superior Proposal (subject to the Company’s compliance (other than any de minimis non-compliance) with the no solicitation provisions of the Merger Agreement).

The Merger Agreement also provides that Parent will be required to pay the Company a termination fee of $103,300,000 if the Company terminates the Merger Agreement where:

•

(i) Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements such that the conditions to the Company’s closing obligations would not be satisfied (or, in the case of any breach by Parent or Sub of certain representations and warranties as of the date of the Merger Agreement, such breach was material), (ii) the Company has delivered to Parent written notice of such breach or failure to perform and (iii) such breach or failure to perform is either not capable of cure or is not cured prior to the earlier of (A) three business days prior to August 24, 2019 and (B) 30 days since the delivery of such written notice to Parent; provided that the Company may not terminate the Merger Agreement under these circumstances if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements such that the conditions to Parent’s and Sub’s closing obligations would not be satisfied; or

•

(i) the conditions to Parent’s and Sub’s closing obligations are satisfied or waived, (ii) the Company has notified Parent in writing after the end of the Marketing Period (as defined in the Merger Agreement) that the conditions to the Company’s closing obligations are satisfied or waived and that the Company is irrevocably ready, willing and able to consummate the closing, (iii) Parent and Sub fail to consummate the closing by the earlier of August 24, 2019 and the third business day after the later of (A) the delivery of such notice and (B) the date by which the closing is required to have occurred under the Merger Agreement and (iv) throughout such three business day period, the Company remains ready, willing and able to consummate the closing;

in each case subject to certain notice obligations, limitations and conditions.

Funding. Parent and Sub have obtained equity and debt financing commitments to finance the transactions contemplated by the Merger Agreement. Platinum Equity Capital Partners IV, L.P., an affiliate of Platinum, has (i) committed to capitalize Parent, immediately prior to the closing of the Merger, with an aggregate equity contribution in an amount up to $500,000,000 on the terms and subject to the conditions set forth in an equity commitment letter dated February 24, 2019 and (ii) provided the Company with a guaranty in favor of the Company dated February 24, 2019, guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any termination fee that may become payable by Parent.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto.

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors and securityholders with information regarding the terms of the Merger Agreement and are not intended to provide any other factual information about the Company, Parent, Sub or their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts or condition of the Company, Parent, Sub or any of their respective subsidiaries, affiliates or businesses.

Amendment to Credit Agreement

On February 23, 2019, the Company entered into Amendment No. 2 (the “Amendment”) to the Credit Agreement, dated as of October 31, 2017, as amended by Amendment No. 1, dated as of October 16, 2018, by and among the Company, Collotype International Holdings Pty Limited, certain subsidiaries of the Company party thereto, the Lenders party thereto, Bank of America, N.A., Citisecurities Limited and Citicorp International Limited (the “Credit Agreement”). The Amendment amends the definition of “Change of Control” in the Credit Agreement by deleting the words “or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of” therein. As a result, the execution by the Company of the Merger Agreement would not constitute an Event of Default (as defined in the Credit Agreement).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 23, 2019, the Company Board approved the Company’s Amended and Restated Code of Regulations, effective as of the same date, which adds a new Article VIII providing that, unless a majority of the Company Board consents in writing to the selection of an alternative forum, a state court located within Hamilton County, Ohio (or if no state court located within Hamilton County, Ohio has jurisdiction, another state court located within the State of Ohio or, if no court located within the State of Ohio has jurisdiction, the federal district court for the Southern District of Ohio) will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company,

•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders,

•

any action asserting a claim against the Company or any of its directors, officers or other employees arising pursuant to any provision of the Ohio General Corporation Law, the Company’s Articles of Incorporation or the Company’s Amended and Restated Code of Regulations (in each case, as may be amended from time to time) or

•

any action asserting a claim against the Company or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Ohio, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

The new Article VIII further provides that any person or entity filing in the name of any shareholder an action that is subject to the above-described exclusive forum requirements in a court located outside of the State of Ohio (a “Foreign Action”) will be deemed to consent to (i) the personal jurisdiction of the state and federal courts of the State of Ohio in connection with any action brought in such courts to enforce the above-described exclusive forum requirements (an “Enforcement Action”) and (ii) service of process being made upon such shareholder in any Enforcement Action by service upon such shareholder’s counsel in the Foreign Action.

The foregoing description of the amendments to the Amended and Restated Code of Regulations does not purport to be complete and is qualified in its entirety by reference to the full text of the Company’s Amended and Restated Code of Regulations, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01. Other Events.

Voting and Support Agreements

On February 24, 2019, (i) Constantia Flexibles Holding GmbH (“Constantia”) and (ii) Diamond Castle Partners 2014, L.P. and DCP 2014 Deal Leaders Fund, L.P. (collectively and together with Constantia, the “Covered Shareholders”) each entered into a Voting and Support Agreement with Parent and Sub (each, a “Voting Agreement,” and collectively, the “Voting Agreements”), filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference. Under the Voting Agreements, the Covered Shareholders have agreed, among other things, to vote in favor of the approval and adoption of the Merger Agreement. Each Voting Agreement contains restrictions applicable to the Covered Shareholders similar to those in the Merger Agreement prohibiting solicitations of Competing Proposals, subject to the terms and conditions therein.

Each Voting Agreement automatically terminates and expires upon the earliest of: (i) the mutual written agreement of the parties thereto; (ii) the Effective Time; (iii) the entry into, or effectiveness of, any amendment to or modification of, or the grant of any waiver of, any provision of the Merger Agreement that (x) would reduce, or alter the form of, the Merger Consideration, (y) would have the effect of adding any conditions precedent to the consummation of the Merger, the closing of the Merger or the Effective Time, or (z) would, or would reasonably be expected to, reduce the Covered Shareholders’ rights, or increase the Covered Shareholders’ obligations or liabilities, under the Voting Agreements, in the case of each of the foregoing clauses (x), (y) and (z), without the prior written consent of the Covered Shareholders; (iv) the termination of the Merger Agreement pursuant to the terms therein; (v) the Company Board making a change of its recommendation to the Company’s shareholders pursuant to the terms of the Merger Agreement; (vi) any termination of any other Voting Agreement; and (vii) August 24, 2019.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements, which are flied as Exhibits 99.2 and 99.3 hereto.

Press Release

On February 25, 2019, the Company issued a press release announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of February 24, 2019, by and among Multi-Color Corporation, W/S Packaging Holdings, Inc. and Monarch Merger Corporation

3.1	Multi-Color Corporation Amended and Restated Code of Regulations, effective as of February 23, 2019

10.1	Amendment No. 2, dated as of February 23, 2019, to the Credit Agreement, dated as of October 31, 2017, as amended by Amendment No. 1, dated as of October 16, 2018, by and among Multi-Color Corporation, Collotype International Holdings Pty Limited, certain subsidiaries of Multi-Color Corporation party thereto, the Lenders party thereto, Bank of America, N.A., Citisecurities Limited and Citicorp International Limited

99.1	Voting and Support Agreement, dated as of February 24, 2019, by and among Constantia Flexibles Holding GmbH, W/S Packaging Holdings, Inc. and Monarch Merger Corporation

99.2	Voting and Support Agreement, dated as of February 24, 2019, by and among Diamond Castle Partners 2014, L.P., DCP 2014 Deal Leaders Fund, L.P., W/S Packaging Holdings, Inc. and Monarch Merger Corporation

99.3	Joint Press Release issued by Multi-Color Corporation and Platinum issued on February 25, 2019

†

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the SEC.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company, Parent and Sub. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval. The proposed transaction will be submitted to the Company’s shareholders for their consideration. In connection therewith, the Company intends to file a proxy statement and other relevant materials with the SEC, including a definitive proxy statement, which will be mailed to the Company shareholders. However, such documents are not currently available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. In addition, Company shareholders may obtain free copies of the documents filed with the SEC by directing a request through the Investors portion of the Company’s website at www.mcclabel.com or by mail to Multi-Color Corporation, 4053 Clough Woods Drive, Batavia, Ohio 45103, Attention: Investor Relations, telephone: (513) 381-1480.

Participants in the Solicitation

The Company and its directors, its executive officers and certain other members of Company management and Company employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on June 29, 2018 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the solicitation of proxies from the shareholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Multi-Color Corporation

February 25, 2019	By:	/s/ Sharon E. Birkett
	Name:	Sharon E. Birkett
	Title:	Vice President, Chief Financial Officer, Secretary